Exhibit 21.1

MALVERN BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Malvern Bank, National Association	United States

Malvern Insurance Associates, LLC	Pennsylvania
(wholly-owned subsidiary of Malvern Bank, National Association)

Coastal Asset Management Co.	Delaware
(wholly-owned subsidiary of Malvern Bank, National Association)

MFSB Mortgage Backed Security 2016-A Trust	Delaware
(95% owned by Coastal Asset Management Co., and 5% owned by Malvern Bank, National Association)

MFSB Mortgage Backed Security 2017-A Trust	Delaware
(95% owned by Coastal Asset Management Co., and 5% owned by Malvern Bank, National Association)